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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of i-STAT Corporation on Form S-8/S-3 (File No. 33-48889), Form S-8 (File Nos. 33-67456, 33-86152 and 33-96114), Form S-3 (File No. 33-92796) and Form S-8
(File No. 33-65357), on our audits of the consolidated financial statements and financial statement schedule of i-STAT Corporation as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997 and 1996, which report is included in this Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Selected Consolidated Financial Data".



PricewaterhouseCoopers LLP
Florham Park, New Jersey
March 30, 1999